                                                       Exhibit 5.1

                              Uria & Menendez
                                Abogados
                              Jorge Juan 6
                              28001 Madrid
                             Tel. 915 860 400
                             Fax. 915 860 403




Terra Networks, S.A.
Via de las Dos Castillas, 33
Complejo Atica
Edificio 1
Pozuelo de Alarcon
28223 Madrid, Spain




Madrid, November 12, 1999



Ladies and Gentlemen:

We are acting as Spanish counsel for Terra Networks, S.A., a corporation (sociedad anonima) organized under the laws of the Kingdom of Spain (the "Company"), in connection with the Registration Statement on Form F-1 (the "Registration Statement") filed with the United States Securities and Exchange Commission by the Company on October 29, 1999 for the purpose of registering under the United States Securities Act of 1933 (the "Act") the Company's ordinary shares, par value 2 Euro per share (the "Shares"), and Shares to be represented by American Depositary Shares (the "ADSs"), each representing one Share. We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of this opinion.

Based upon and subject to the foregoing, we are of the opinion, limited solely to the laws of Spain as they exist at the date hereof, that:

   1. The Company has been duly incorporated and is validly existing as a corporation with limited liability under the laws of Spain.

   2. All of the Company's Shares, upon their payment, the granting of a Notarial Deed of Capital Increase and its registration at the Commercial Registry of Madrid, will be duly and validly issued and are fully paid in and non-assessable. As far as Spanish law is concerned, such Shares may be freely delivered in Spain to Banco Bilbao Vizcaya, S.A., Argentaria, Caja Postal y

Terra Networks, S.A.                  2                        November 10, 1999

         Banco Hipotecario, S.A., Caja de Ahorros y Pensiones de Barcelona, S.A. and Citibank Espana S.A. (as custodians) for the account of Citibank, N.A., as depositary, under the Deposit Agreement among the Company, Citibank, N.A. and the holders from time to time of ADRs issued thereunder.

We hereby consent to the use of our name under the captions "Risk Factors -- It may be difficult to enforce judgments against us in U.S. courts" and "Validity of the Securities" in the Prospectus constituting part of the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,


Luis de Carlos